Exhibit F-1

                                                              June 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: National Grid Group plc, Post-Effective Amendment No. 1 to the Declaration on Form U-1 in File No. 70-10066.

Dear Sir or Madam:

     National Grid Group plc ("National Grid") has applied to the Securities and Exchange Commission ("Commission") for authority to solicit proxies in connection with a proposed merger with Lattice Group plc. Briefly stated, National Grid is seeking the Commission's authorization under Section 12(e) of the Public Utility Holding Company Act of 1935 (the "Act") and Rule 62 which require that any solicitation of National Grid's shareholders be made only in accordance with a declaration which the Commission has permitted to become effective. The declaration in File 70-10066 (the "Declaration") and National Grid's proxy materials, filed as exhibits to the Declaration, explain the proposed transaction in more detail.

     As counsel for National Grid and its subsidiary companies, we deliver this opinion to you for filing as Exhibit F-1 to the Declaration.

     Fiona Smith is a member of the Law Society of England and Wales, the place of incorporation of National Grid, and of the Law Society of Scotland. Ms. Smith is not a member of the bars of any other country, or any of the United States, states in which certain National Grid subsidiaries are incorporated or qualified to do business, and does not hold herself out as an expert in the laws of such states. Kirk Ramsauer is a member of the bar of Massachusetts, the state in which National Grid USA, a subsidiary of National Grid, is headquartered. Mr. Ramsauer is not a member of the bars of any other states in which certain National Grid subsidiaries are incorporated or qualified to do business, and does not hold himself out as an expert in the laws of such states. For purposes of this opinion, to the extent they deemed necessary, Ms. Smith and Mr. Ramsauer have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     In connection with this opinion, we or attorneys in whom we have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have,



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when relevant facts were not independently established, relied upon statements contained in the Declaration and proxy materials.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed proxy solicitation, as described in the Declaration, permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed proxy solicitation is consummated in accordance with the Declaration and the Commission's orders.

     (b) The U.K. Listing Authority shall have approved National Grid's proxy materials, and the High Court of Justice for England and Wales shall have ordered a Meeting of Lattice shareholders to approve the Lattice Scheme of Arrangement under Section 425 of the Companies Act 1985 (U.K.).

     (c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     (d) National Grid will at the time of the proxy solicitation be duly incorporated in the jurisdiction in which it is domiciled.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we am of the opinion that, in the event the proxy solicitation is consummated in accordance with the Declaration:

     (a) all state and federal laws applicable to the proposed proxy solicitation will have been complied with, and

     (b) the consummation of the proxy solicitation will not violate the legal rights of the holders of any securities issued by National Grid, or by any associate company thereof.


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     We hereby consent to the filing of this opinion as an exhibit to the
Declaration.

                                           Very truly yours,

                                           /s/ Fiona B. Smith

                                           Fiona B. Smith
                                           Company Secretary and General Counsel
                                           National Grid Group plc

                                           /s/ Kirk L. Ramsauer

                                           Kirk L. Ramsauer
                                           Deputy General Counsel
                                           National Grid USA